Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$[•]	100.00%	$[•]	$[•](1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $[•] that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $[•] registration fee for this offering, $[•] remains available for future offerings. No additional registration fee has been paid with respect to this offering.

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.

Subject to completion dated September 16, 2009.

PRELIMINARY PRICING SUPPLEMENT NO. 436 dated [•], 2009 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

EKSPORTFINANS ASA

Enhanced Growth Securities
with Leveraged Upside & Buffered Downside
Linked to the S&P 500® Index due March 23, 2011

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.

Maturity Date:	March 23, 2011

Interest:	We will not pay you interest during the term of the securities.

Index:	The return on the securities is linked to the performance of the S&P 500® Index, which we refer to as the Index.

Payment at Maturity:

The amount you receive at maturity, for each security you own, will depend upon the change in the level of the Index based on the final Index level relative to the initial Index level (calculated as described in this pricing supplement).

If the final Index level is greater than the initial Index level, the payment at maturity per security will equal the issue price plus an enhanced upside payment based on 1.5 times the percentage increase of the level of the Index, not to exceed an amount expected to be between $160.00 and $170.00 per security, which will result in an expected maximum maturity payment amount per security of $1,160.00 to $1,170.00. The actual maximum enhanced upside payment will be determined on the trade date.

If the final Index level is less than or equal to the initial Index level but greater than or equal to the buffer level, the payment at maturity per security will equal the principal amount.

If the final Index level is less than the buffer level, the payment at maturity per security will equal 1.25 times the principal amount of $1,000.00 per security times the return of the Index as measured by the final Index level divided by the initial Index level.

Buffer level:	[•], which is 80.00% of the initial Index level (to be determined on the trade date).

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date:	September [•], 2009

Original Issue Date:	September [•], 2009

CUSIP Number:	282645RW2

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-1 and “Specific Terms of the Securities” beginning on page P-15. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page P-10.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	[•]
Maximum Underwriting Discount and Commission	[•]	[•]
Maximum Proceeds to Eksportfinans ASA	[•]	[•]

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

Wells Fargo Securities, LLC

The date of this preliminary pricing supplement is September 16, 2009

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Enhanced Growth Securities with Leveraged Upside & Buffered Downside Linked to the S&P 500® Index due March 23, 2011 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities, the S&P 500® Index, which we refer to as the Index, and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on March 23, 2011. The return on the securities will be linked to the performance of the Index. The securities will bear no interest and no other payments will be made until maturity.

     As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-15.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

     No, the securities do not guarantee any return of principal at maturity. If the final Index level is less than the buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security times the relative return of the Index times 1.25, and will be less than the principal amount of the securities. Accordingly, if the level of the Index declines in this manner, you will lose some or all of your principal.

What will I receive upon maturity of the securities?

     At maturity, for each security you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled depends on the percentage change in the level of the Index calculated based on the final Index level (as defined below) relative to the initial Index level (as defined below).

     The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Index level is greater than the initial Index level, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Enhanced Upside Payment.

  The Enhanced Upside Payment is equal to 1.5 times the Index percentage increase times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount currently expected to be between $160.00 and $170.00 per security, which will result in a maximum maturity payment amount per security of $1,160.00 to $1,170.00 (the maximum maturity payment amount). The actual maximum Enhanced Upside Payment and, therefore, the maximum maturity payment amount will be determined on the trade date.

  The Index percentage increase is equal to the percentage increase in the value of the Index from the initial Index level to the final Index level, and can be expressed by the following formula:

(final Index level – initial Index level) initial Index level

If the final Index level is less than or equal to the initial Index level but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.00.

  If the final Index level is less than the buffer level, the maturity payment amount per security will equal:

$1,000.00 × relative return of the Index × multiplier

     If the final Index level is less than the buffer level, the amount you will receive at maturity will equal the issue price of $1,000.00 per security times the relative return of the Index times 1.25, and will be less than the principal amount of the securities. If the final Index level is zero, the maturity payment amount will be zero.

     The relative return of the Index equals the final Index level divided by the initial Index level.

     The buffer level is [•], which is 80.00% of the initial Index level, which will be determined on the trade date.

     The multiplier is 1.25.

     The initial Index level is [•], the closing level of the Index on the trade date.

     The final Index level will be determined by the calculation agent and will be the closing level of the Index on the valuation date.

     The valuation date is March 18, 2011. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities — Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

     The closing level on any trading day will equal the official closing level of the Index or any successor index (as defined under “Specific Terms of the Securities — Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “Specific Terms of the Securities — Discontinuation of the Index; Adjustments to the Index” below.

     A trading day means any day on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.

     You should understand that the opportunity to benefit from the possible increase in the level of the Index through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities, currently expected to be between 16.00% and 17.00% over the principal amount of the securities. However, if the final Index level is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the level of the Index decreases in this manner, you will lose some or all of your principal.

What is the multiplier and how does it work?

     The multiplier of 1.25 is used in the calculation of the maturity payment amount if the final Index level is less than the buffer level. The effect of the multiplier in these circumstances is to provide a return on the securities that is greater than the price return on the Index as of the valuation date by 12.50%. For example, if the Index declines by 30.00% as of the valuation date (i.e., the final Index value divided by the initial Index value is 0.70), the maturity payment amount would be $875.00, which is 12.50% higher than the price return of the Index (i.e., $1,000.00 times 0.70 times the multiplier of 1.25). You should note that, as the Index performance declines, the dollar value of the outperformance of the securities relative to the price return of the Index declines as well, because the multiplier only acts to increase the return on a percentage basis. This effect is illustrated in the section entitled “Hypothetical Returns” below. If the final Index level is zero, the maturity payment amount will be zero.

Hypothetical Examples

     Set forth below are four hypothetical examples of the calculation of the maturity payment amount. For purposes of these examples we have assumed the following:

     Hypothetical initial Index level: 1,051.00

     Hypothetical maximum maturity payment amount: $1,165.00

     Hypothetical buffer level: 840.80

     Multiplier: 1.25

Example 1—The hypothetical final Index level is 70.00% of the hypothetical initial Index level:

     Hypothetical final Index level: 735.70

Maturity payment amount (per security) =	$1,000.00 ×	(735.70 1,051.00)	× 1.25	= $875.00

     Since the hypothetical final Index level is less than the hypothetical buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security times the relative return of the Index times 1.25, and you would lose some of your principal. Although the Index declined by 30.00% from the hypothetical initial Index level to the hypothetical final Index level, your total cash payment at maturity would be $875.00 per security, representing a 12.50% loss of the principal amount of your securities.

Example 2—The hypothetical final Index level is 95.00% of the hypothetical initial Index level:

     Hypothetical final Index level: 998.45

          Maturity payment amount (per security) = $1,000.00

     Since the hypothetical final Index level is less than the initial Index level but greater than the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.00.

Example 3—The hypothetical final Index level is 105.00% of the hypothetical initial Index level:

     Hypothetical final Index level: 1,103.55

          Enhanced Upside Payment = 1.5 × Index percentage increase × $1,000.00

1,103.55 – 1,051.00
= 1.5 × (		)	× $1,000.00	= $75.00
1,051.00

          Maturity Payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $75.00 = $1,075.00

     Since the hypothetical final Index level is greater than the hypothetical initial Index level, you would receive the principal amount of $1,000.00 plus 1.5 times the amount of the percentage change in the level of the Index times $1,000.00, subject to the hypothetical maximum maturity payment amount of $1,165.00. Since the maturity payment amount in this example is less than the hypothetical maximum maturity payment amount, your total cash payment at maturity would be $1,075.00 per security, representing a 7.50% return above the principal amount of your securities.

Example 4—The hypothetical final Index level is 130.00% of the hypothetical initial Index level:

     Hypothetical final Index level: 1,366.30

          Enhanced Upside Payment = 1.5 × Index percentage increase × $1,000.00

1,366.30 – 1,051.00
= 1.5 × (		)	× $1,000.00	= $450.00
1,051.00

          Maturity Payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $450.00 = $1,450.00; > $1,165.00.00

     Since the hypothetical final Index level is greater than the hypothetical initial Index level, you would receive the principal amount of $1,000.00 plus 1.5 times the amount of the percentage change in the level of the Index times $1,000.00, subject to the hypothetical maximum maturity payment amount of $1,165.00. Although the calculation of the maturity payment amount without taking into account the maximum payment amount would generate a result of $1,450.00 per security, your maturity payment amount would be limited to $1,165.00 per security, representing a 16.50% total return, because the payment on the securities at maturity may not exceed the maximum maturity payment amount. The actual maximum maturity payment amount will be determined on the trade date.

Hypothetical Returns

     The following table illustrates, for the hypothetical initial Index level and a range of hypothetical final Index levels:

  the hypothetical maturity payment amount per security;

  the hypothetical percentage change from the hypothetical initial Index level to the hypothetical final Index level; and

  the hypothetical total rate of return to beneficial owners of the securities.

     The figures below are for purposes of illustration only. The actual maturity payment amount will depend on the actual final Index level as determined by the calculation agent as described in this pricing supplement.

		Percentage change from the
	Hypothetical maturity payment	hypothetical initial Index level to	Hypothetical total rate of return
Hypothetical final Index level	amount per security(1)	the hypothetical final Index level	on the securities
$735.70	$875.00	-30.00%	-12.50%
$761.98	$906.25	-27.50%	-9.38%
$788.25	$937.50	-25.00%	-6.25%
$814.53	$968.75	-22.50%	-3.13%
$840.80(2)	$1,000.00	-20.00%	0.00%
$867.08	$1,000.00	-17.50%	0.00%
$893.35	$1,000.00	-15.00%	0.00%
$919.63	$1,000.00	-12.50%	0.00%
$945.90	$1,000.00	-10.00%	0.00%
$972.18	$1,000.00	-7.50%	0.00%
$998.45	$1,000.00	-5.00%	0.00%
$1,024.73	$1,000.00	-2.50%	0.00%
$1,051.00(3)	$1,000.00	0.00%	0.00%
$1,077.28	$1,037.50	2.50%	3.75%
$1,103.55	$1,075.00	5.00%	7.50%
$1,129.83	$1,112.50	7.50%	11.25%
$1,156.10	$1,150.00	10.00%	15.00%
$1,182.38	$1,165.00	12.50%	16.50%
$1,208.65	$1,165.00	15.00%	16.50%
$1,234.93	$1,165.00	17.50%	16.50%
$1,261.20	$1,165.00	20.00%	16.50%
$1,287.48	$1,165.00	22.50%	16.50%
$1,313.75	$1,165.00	25.00%	16.50%
$1,340.03	$1,165.00	27.50%	16.50%
$1,366.30	$1,165.00	30.00%	16.50%
$1,392.58	$1,165.00	32.50%	16.50%
$1,418.85	$1,165.00	35.00%	16.50%
$1,445.13	$1,165.00	37.50%	16.50%
$1,471.40	$1,165.00	40.00%	16.50%

(1)	Assumes a maximum maturity payment amount of $1,165.00. The actual maximum maturity payment amount will be determined on the trade date.

(2)	This is the hypothetical buffer level.

(3)	This is the hypothetical initial Index level.

     The following graph sets forth the return at maturity for a range of final Index levels, assuming a maximum maturity payment amount of $1,165.00 per $1,000.00 security (16.50% over the principal amount).

Return Profile of Enhanced Growth Securities vs. the Index

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who seek exposure to the Index who believe that the Index value will increase over the term of the securities and who want to participate in 1.5 times the possible appreciation of the Index (measured by the percentage change in the level of the Index based on the final Index level relative to the initial Index level), subject to the maximum maturity payment amount, currently expected to be between 16.00% and 17.00% over the principal amount of the securities, who want to protect their investment in the event that the Index declines no more than 20.00% (based on the final Index level relative to the initial Index level); who understand that, if the final Index level is less than the buffer level, they will lose money on their investment and, although their return on the investment will be approximately 12.50% greater than the return on the Index, they should be willing to risk up to 100.00% of their investment since that excess return is not a fixed dollar amount, and who are willing to hold their securities until maturity. The actual maximum maturity payment amount will be determined on the trade date.

     The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to any downside performance risk of the Index. This may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the level of the Index, dividend yields of the component common stocks underlying the Index, the time remaining to maturity of the securities, interest rates and the volatility of the Index. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-11.

Who publishes the Index and what does the Index measure?

     The S&P 500® Index (the Index) includes a representative sample of 500 leading companies in leading industries of the U.S. economy and it is published by Standard & Poor’s Financial Services LLC (the Index Sponsor, Standard & Poor’s or S&P). The Index is intended to provide an indication of the pattern of common stock price movement. Standard & Poor’s has recently begun calculating the level of the Index using a full float-adjusted formula. By using the full float-adjusted formula, the Index reflects only those shares that are available to investors, not all of a company’s outstanding shares.

     The Index is determined, calculated and maintained by the Index Sponsor without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the Index. For a detailed discussion of the Index, see “S&P 500® Index” beginning on page P-21.

How has the Index performed historically?

     You can find a table with the high, low and closing levels of the Index during each calendar quarter from calendar year 2004 to the present in the section entitled “S&P 500® Index — Historical Closing Levels of the Index” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Index as an indication of how the Index will perform in the future.

What about taxes?

     The treatment of the securities for United States Federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Index. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

     For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-10.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors — Risks Related to Indexed Notes” in the accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the component common stocks, i.e., the common stocks underlying the Index to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the level of the Index based on the final Index level relative to the initial Index level. Because the level of the Index is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the final Index level is less than the buffer level, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the level of the Index decreases in this manner, you will lose a proportion or all of your principal.

You will not receive interest payments on the securities

     You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the level of the Index based on the final Index level relative to the initial Index level.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning the common stocks underlying the Index

     You should understand that the opportunity to participate in the possible appreciation in the level of the Index through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities currently expected to be between 16.00% and 17.00% over the principal amount of the securities, which will be determined on the trade date. Although any positive return on the securities is based on 1.5 times the percentage increase in the value of the Index, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount, currently expected to be between $1,160.00 and $1,170.00 per security, which will be determined on the trade date. However, if the final Index level is less than the buffer level, you will lose some or all of your principal.

Owning the securities is not the same as owning the common stocks underlying the Index

     The return on your securities will not reflect the return you would realize if you actually owned and held the common stocks underlying the Index for a similar period. First, because the maturity payment amount will be determined based on the performance of the Index, which is a price-return index, the return on the securities will not take into account the value of any dividends that may be paid on the common stocks underlying the Index. Second, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on the common stocks underlying the Index, nor will you have voting rights or any other rights that holders of the common stocks underlying the Index may have. Even if the level of the Index increases above the initial Index level during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the securities declines.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the level of the Index. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the Index may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the level of the Index. In addition, a change in interest rates may offset other factors that would otherwise change the level of the Index, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend substantially on the amount, if any, by which the final Index level exceeds or does not exceed the initial Index level. If you choose to sell your securities when the level of the Index exceeds the initial Index level, you may receive substantially less than the amount that would be payable at maturity based on this level because of the expectation that the Index will continue to fluctuate until the final Index level is determined. We believe that other factors that may also influence the value of the securities include:

  the volatility (frequency and magnitude of changes in the level) of the Index and, in particular, market expectations regarding the volatility of the Index;

  interest rates in the U.S. market;

  the dividend yields of the common stocks included in the Index;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

  changes that affect the Index, such as additions, deletions or substitutions;

  the time remaining to maturity; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks included in the Index.

We have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information

     We are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed below under the “S&P 500® Index”) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the securities or the maturity payment amount. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page P-17 and “Specific Terms of the Securities — Discontinuation of/Adjustments to the Index” on page P-18. The Index Sponsor is not involved in the offer of the securities in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Index Sponsor. None of the money you pay for your securities will go to the Index Sponsor. Since the Index Sponsor is not involved in the offering of the securities in any way, it has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Index Sponsor may take actions that will adversely affect the market value of the securities.

     We have derived the information about the Index Sponsor and the Index in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the Index or the Index Sponsor contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the Index and the Index Sponsor.

Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the securities

     The trading prices of the common stocks underlying the Index will determine the Index level at any given time. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the common stocks underlying the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the common stocks underlying the Index.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-29, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing common stocks underlying the Index, futures or options on the Index or common stocks underlying the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of common stocks underlying the Index or the level of the Index, and may adjust these hedges by, among other things, purchasing or selling common stocks underlying the Index, futures, options, or exchange-traded funds or other derivative instruments with returns linked to the Index or the common stocks underlying the Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks underlying the Index and/or the level of the Index and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

     Wells Fargo Securities, LLC and its affiliates may engage in trading activities related to the Index that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in account under their management. These trading activities could be adverse to the interests of the holders of the securities.

     Affiliates of the agent may presently or from time to time engage in business with one or more of the issuers of component common stocks included in the Index. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, affiliates of the agent may acquire non-public information relating to these companies and, in addition, one or more affiliates of the agent may publish research reports about these companies. The agent does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of component common stocks included in the Index. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The composition of the issuers of component stocks included in the Index does not reflect any investment or sell recommendations of affiliates of the agent.

The calculation agent may postpone the valuation date and, therefore, determination of the final Index level and the maturity date if a market disruption event occurs on the valuation date

     The valuation date and, therefore, determination of the final Index level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to the Index. If a postponement occurs, the calculation agent will use the closing level of the Index on the next succeeding trading day on which no market disruption event occurs or is continuing as the final Index level. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the level of the Index after the valuation date. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-17.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” on page P-26.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00

Aggregate Principal Amount:	$[•]

Agent:	Wells Fargo Securities, LLC The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	September [•], 2009

Original Issue Date:	September [•], 2009

Maturity Date:	March 23, 2011. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Valuation Date:

March 18, 2011. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Index:	The return on the securities is linked to the performance of the S&P 500® Index (the Index).

Payment at Maturity:

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the level of the Index based on the final Index level relative to the initial Index level.

The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Index level is greater than the initial Index level, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Enhanced Upside Payment.

  If the final Index level is less than or equal to the initial Index level but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.00.

  If the final Index level is less than the buffer level, the maturity payment amount per security will equal:

$1,000.00 × relative return of the Index × multiplier

If the final Index level is less than the buffer level, you will lose some or all of your principal. If the final Index level is zero, the maturity payment amount will be zero.

You should understand that the opportunity to benefit from the possible increase in the level of the Index through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities, currently expected to be between 16.00% and 17.00% over the principal amount of the securities. However, if the final Index level is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the level of the Index decreases in this manner, you will lose some or all of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York, in the same amount and with the same effect as if paid on the original due date.

Closing Level:

The official closing level of the Index or any successor index (as defined under “Specific Terms of the Securities — Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “Specific Terms of the Securities — Discontinuation of the Index; Adjustments to the Index” below.

Initial Index Level:	[•], the closing level of the Index on the trade date.

Final Index Level:	The closing level of the Index on the valuation date, as determined by the calculation agent.

Enhanced Upside Payment:

1.5 times the Index percentage increase times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount currently expected to be between $160.00 and $170.00 per security, which will result in a maximum maturity payment amount per security of $1,160.00 to $1,170.00 (the maximum maturity payment amount). The actual maximum Enhanced Upside Payment and, therefore, the maximum maturity payment amount will be determined on the trade date.

Index Percentage Increase:

The percentage increase in the value of the Index from the initial Index level to the final Index level, and can be expressed by the following formula:

final Index level – initial Index level
initial Index level

Buffer level:	[•], which is80.00% of the initial Index level (to be determined on the trade date).

Relative Return of the Index:	The final Index level divided by the initial Index level.

Multiplier:	1.25

Market Disruption Event:	A market disruption event, as determined by the calculation agent in its sole discretion, means an exchange or any related exchange fails to open for trading during its regular trading session or the occurrence or existence of any of the following events:
  a trading disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or
  an exchange disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or
  an early closure.

For the purposes of determining whether a market disruption event exists at any time, if a market disruption event occurs in respect of a security included in the Index at any time, then the relevant percentage contribution of that security to the level of the Index will be based on a comparison of (i) the portion of the level of the Index attributable to that security and (ii) the overall level of the Index, in each case immediately before the occurrence of such market disruption event.

A trading disruption means any suspension of or limitation imposed on trading by the exchange or related exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the exchange or related exchange or otherwise, (i) relating to securities that compose 20 percent or more of the level of the Index or (ii) in options contracts or futures contracts relating to the Index on any related exchange.

An exchange disruption means any event (other than a scheduled early closure) that disrupts or impairs (as determined by the calculation agent in its sole discretion) the ability of market participants in general to (i) effect transactions in or obtain market values on any exchange or related exchange in securities that compose 20 percent or more of the level of the Index or (ii) effect transactions in options contracts or futures contracts relating to the Index on any relevant related exchange.

An early closure means the closure on any exchange business day of any exchange relating to securities that compose 20 percent or more of the level of the Index or any related exchange prior to its normally scheduled closing time unless such earlier closing time is announced by such exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or related exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such exchange business day.

An exchange means the primary organized exchange or quotation system for trading any securities included in the Index and any successor to any such exchange or quotation system or any substitute exchange or quotation system to which trading in any securities underlying the Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the securities underlying the Index on such substitute exchange or quotation system as on the original exchange).

An exchange business day means any trading day on which each exchange and related exchange is open for business during its regular trading session, notwithstanding any such exchange or related exchange closing prior to its scheduled weekday closing time, without regard to after hours or other trading outside its regular trading session hours.

A related exchange means each exchange or quotation system on which futures or options contracts relating to the Index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Index on such temporary substitute exchange or quotation system as on the original related exchange).

Discontinuation of/Adjustments to the Index:

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute Index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a successor index), then, the calculation agent will substitute the successor index as calculated by the Index Sponsor or any other entity for the Index and calculate the final Index level as described above under “— Payment at Maturity”.

If the Index Sponsor discontinues publication of the Index and:

  the calculation agent does not select a successor index, or the successor index is no longer published on any of the relevant trading days,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the level of the Index before any discontinuation but using only those securities that composed the Index prior to such discontinuation. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Index Sponsor elects to begin republishing the Index, unless the calculation agent in its sole discretion decides to use the republished Index.

If the Index Sponsor discontinues publication of the Index before the valuation date and the calculation agent determines that no successor index is available at that time, then on each trading day until the earlier to occur of:

  the determination of the final Index level, or
  a determination by the calculation agent that a successor index is available,

the calculation agent will determine the level that would be used in computing the maturity payment amount as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each level to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these levels to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the level of the Index or the level of the successor index, changes in any material respect, or if the Index or successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in City of New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index or such successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the Index or such successor index, as so adjusted. Accordingly, if the method of calculating the Index or a successor index is modified and has a dilutive or concentrative effect on the level of such index e.g., due to a split, then the calculation agent will adjust such index in order to arrive at a level of such index as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Index or any successor index or as to modifications, adjustments or calculations by the Index Sponsor or any successor index sponsor in order to arrive at the level of the Index or any successor index.

Calculation Agent:

Wells Fargo Securities, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)

Business Day:

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:	Any day on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of Securities:	Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Failure to pay maturity payment amount when due:

In the event we fail to pay the maturity amount on the maturity date, any overdue payment in respect of the maturity amount of any note on the maturity date will bear interest until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBO page as of 11:00 a.m. (London time) on the first business day following such failure to pay. Such rate shall be determined by the calculation agent. If the interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

S&P 500® INDEX

     We have obtained all information regarding the Index contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor’s. Standard & Poor’s has no obligation to continue to publish, and may discontinue publication of, the Index. We do not assume any responsibility for the accuracy or completeness of such information.

     The Index is determined, comprised and calculated by Standard & Poor’s without regard to the notes. The Index is intended to provide an indication of the pattern of common stock price movement. Beginning on March 18, 2005, Standard & Poor’s shifted from a market capitalization-weighted formula to a half float-adjusted formula, and as of September 16, 2005, Standard & Poor’s shifted to a full float-adjusted formula, as described in further detail below. With a float-adjusted index, the share counts used in calculating the Index reflect only those shares of a company that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, control groups or government agencies. Moreover, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.

     As of August 31, 2009, 410 companies or 81.0% of the Index traded on the New York Stock Exchange and 90 companies or 19.0% of the Index traded on The NASDAQ Stock Market. As of August 31, 2009, the aggregate market value of the 500 companies included in the Index represented approximately 77% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the United States, excluding American depositary receipts and shares of real estate investment trusts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies as of August 31, 2009 included in each group indicated in parentheses: consumer discretionary (80), consumer staples (41), energy (40), financials (79), health care (53), industrials (58), information technology (76), materials (29), telecommunication services (9) and utilities (35). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

     The level of the Index at any time does not reflect the payment of dividends on the component stocks included in the Index. Because of this factor, the return on the securities will not be the same as the return you would receive if you were to purchase these component stocks and hold them for a period equal to the term of the offered securities.

Selection of component stocks included in the Index

     The Index is maintained by the S&P Index Committee, whose members include Standard and Poor’s economists and index analysts. The S&P Index Committee establishes Index Committee Policy used to maintain the indices in an independent and objective manner.

     The S&P Index Committee follows a set of published guidelines for maintaining the index:

     (i) Criteria for inclusion

  U.S. Companies. To determine what is a “U.S. Company”, the S&P Index Committee looks at a number of factors, including location of the company’s operations, its corporate structure, accounting standards and exchange listings.

  Adequate liquidity and reasonable per-share price. The ratio of annual dollar value traded to the market capitalization should be 0.3 or greater. Very low stock prices can affect a stock’s liquidity.

  Market capitalization of $4 billion or more which amount is reviewed from time to time to assure consistency with market conditions.

  Financial viability, usually measured as four consecutive quarters of positive as-reported earnings. As reported earnings are GAAP Net Income excluding discontinued operations and extraordinary items.

  Public float of at least 50% of the stock.

  Maintaining sector representation. The S&P Index Committee strives to maintain a balance for the Index in line with the sector balance of the universe of eligible companies between the market cap range.

  Initial Public Offerings (IPO’s) should be “seasoned” for 6 to 12 months before being considered for addition to indices.

  Operating Company and not a closed-end fund, holding company, partnership, investment vehicle or royalty trust. Real Investment Trusts are eligible for inclusion.

     (ii) Criteria for exclusion

  Companies involved in mergers, being acquired or significantly restructured such that they no longer meet the inclusion criteria.

  Companies which substantially violate one or more of the addition criteria. Standard & Poor’s believes turnover in index membership should be avoided when possible. The addition criteria are for addition to an index, not for continued membership. As a result, a company in an index that appears to violate the criteria for addition to that index will not be deleted unless ongoing conditions warrant an index change. When a company is removed from an index, Standard & Poor’s will explain the basis for the removal.

Computation of the Index

     Standard & Poor’s currently uses a full float-adjusted formula to compute the Index as of a particular time. Specifically, the float-adjusted Index is equal to the quotient of (i) the sum of the products of (x) the price of each component stock, (y) the total shares outstanding of each component stock and (z) the investable weight factor and (ii) the index divisor. The investable weight factor equals the quotient of the available float shares of a component stock and the total shares outstanding of that component stock. In turn, the available float shares equals the total shares outstanding less shares that are closely held by other publicly traded companies, control groups or government agencies, where the shares held by the individuals in those aforementioned groups exceeds 10% of the outstanding shares. No assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the payment amount for the notes upon maturity or otherwise.

     To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total market value of the Index, which is defined as the sum of the products of the market price for each component stock and the number of outstanding shares of that component stock, require an adjustment to the index divisor. All index divisor adjustments are made after the closing of trading and after the calculation of the closing level of Index. Some corporate actions, like stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require adjustments to the index divisor.

     The table below summarizes the types of corporate actions that require maintenance adjustments and indicates whether an adjustment to the index divisor is necessary.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock Split (e.g., 2-for-1)	shares outstanding multiplied by 2; stock price divided by 2	No

Share Issuance (i.e., change = 5%)	shares outstanding plus newly issued shares	Yes

Share Repurchase (i.e., change = 5%)	shares outstanding minus repurchased shares	Yes

Special Cash Dividends	share price minus special dividend	Yes

Company Change	add new company market value minus old company market value	Yes

Rights Offering	price of parent company minus	Yes

( price of rights right ratio )

Spinoffs	price of parent company minus	Yes

( price of spinoff Co. share exchange ratio )

Historical Closing Levels of the Index

     Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the Index during any period shown below is not an indication that the closing level of the Index is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the Index do not give an indication of future performance of the Index. We cannot make any assurance that the future performance of the Index or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing levels of the Index listed below from Bloomberg Financial Markets without independent verification. The actual level of the Index at or near maturity of the securities may bear little relation to the historical levels shown below.

     The following table sets forth the published high and low closing levels of the Index and the level of the Index at the end of each quarter from January 1, 2004 through June 30, 2009 and the period from July 1, 2009 to September 14, 2009. On September 14, 2009, the closing level of the Index was 1,049.34. This historical data on the Index is not indicative of the future levels of the Index or what the market value of the securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Closing Levels of the Index

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level of the Index	Low Closing Level of the Index	Quarter/Period – End Closing Level of the Index
01/01/2004	01/31/2004	1,157.76	1,091.33	1,126.21
04/01/2004	06/30/2004	1,150.57	1,084.10	1,140.84
07/01/2004	09/30/2004	1,129.30	1,063.23	1,114.58
10/01/2004	12/31/2004	1,213.55	1,094.81	1,211.92

01/01/2005	03/31/2005	1,225.31	1,163.75	1,180.59
04/01/2005	06/30/2005	1,216.96	1,137.50	1,191.33
07/01/2005	09/30/2005	1,245.04	1,194.44	1,228.81
10/01/2005	12/31/2005	1,272.74	1,176.84	1,248.29

01/01/2006	03/31/2006	1,307.25	1,254.78	1,294.83
04/01/2006	06/30/2006	1,325.76	1,223.69	1,270.20
07/01/2006	09/30/2006	1,339.15	1,234.49	1,335.85
10/01/2006	12/31/2006	1,427.09	1,331.32	1,418.30

01/01/2007	03/31/2007	1,459.68	1,374.12	1,420.86
04/01/2007	06/30/2007	1,539.18	1,424.55	1,503.35
07/01/2007	09/30/2007	1,553.08	1,406.70	1,526.75
10/01/2007	12/31/2007	1,565.15	1,407.22	1,468.36

01/01/2008	03/31/2008	1,447.16	1,273.37	1,322.70
04/01/2008	06/30/2008	1,426.63	1,278.38	1,280.00
07/01/2008	09/30/2008	1,305.32	1,106.39	1,166.36
10/01/2008	12/31/2008	1,161.06	752.44	903.25

01/01/2009	03/31/2009	934.70	676.53	797.87
04/01/2009	06/30/2009	946.21	811.08	919.32
07/01/2009	09/14/2009	1,049.34	879.13	1,049.34

License Agreement

     Standard & Poors (S&P) and an affiliate of the agent have entered into a non-exclusive license agreement which allows, in exchange for a fee, use of the Index in connection with the issuance of certain securities, including the securities. We expect to be a sublicensee under this agreement. The agent, its affiliate and Eksportfinans are not affiliated with S&P; the S&P’s only relationship to the agent, its affiliate and Eksportfinans is the licensing of the use of the Index and trademarks relating to the Index.

     S&P is under no obligation to continue the calculation and dissemination of the Index. The securities are not sponsored, endorsed, sold or promoted by S&P. No inference should be drawn from the information contained in this pricing supplement that S&P makes any representation or warranty, implied or express, to the agent, its affiliate or Eksportfinans, any holder of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of the Index to track general stock market performance.

     S&P determines, composes and calculates the Index without regard to the securities. S&P has no obligation to take into account your interest, or that of anyone else having an interest, in the securities in determining, composing or calculating the Index. S&P is not responsible for, and has not participated in the determination of, the terms, prices or amount of the securities and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the securities payable at maturity. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

     S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the initial Index level or the final Index level or any amount payable upon maturity of the securities.

     THE INDEX IS SPONSORED BY, AND IS A SERVICE MARK OF, S&P. THE INDEX IS BEING USED WITH THE PERMISSION OF S&P.

     S&P IN NO WAY SPONSORS, ENDORSES OR IS OTHERWISE INVOLVED IN THE TRANSACTIONS SPECIFIED AND DESCRIBED IN THIS DOCUMENT (THE “TRANSACTION”) AND S&P DISCLAIMS ANY LIABILITY TO ANY PARTY FOR ANY INACCURACY IN THE DATA ON WHICH THE INDEX IS BASED, FOR ANY MISTAKES, ERRORS, OR OMISSIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX, OR FOR THE MANNER IN WHICH IT IS APPLIED IN CONNECTION WITH THE TRANSACTION.

SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. Holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid cash-settled derivative contracts linked to the level of the Index and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Index. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     For U.S. Federal income tax purposes, you generally should recognize capital gain or loss upon the sale or maturity of your securities (which will be long-term capital gain or loss if you hold your securities for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of current law for the securities to be treated as a single debt instrument subject to the rules governing contingent payment debt securities.

     If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities (the “comparable yield”). You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

     If the securities are treated as a contingent debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

     On December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) which is subject to Title I of ERISA (a Plan), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Code, with respect to many Plans, as well as many plans subject to Section 4975 of the Code, including, individual retirement accounts and Keogh plans (also Plans). A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under ERISA or an applicable prohibited transaction class exemption (PTCE) issued by the U.S. Department of Labor. Those exemptions include PTCE 75-1 (for certain securities transactions involving broker-dealers, reporting dealers or banks), PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider. Any purchaser, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan and is not purchasing such securities on behalf of or with any assets of a Plan or with any assets of a governmental, church or non-US plan that is subject to any federal, state, local or non-US law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition do not constitute a prohibited transaction under ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or non-US law).

     Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental, church or non-US plans, as described above. Any Plan fiduciary that proposes to cause a Plan to purchase securities should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.

     The sale of securities to a Plan is in no respect a representation by the Issuer that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities.

     The hedging activity discussed above may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of [•], 2009 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount
Wells Fargo Securities, LLC	$[•]
Total	$[•]

     The agent named above proposes to offer the securities directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement.

     Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.

     After the securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.

     The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     In connection with the offering, the rules of the SEC permit the agent to engage in various transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the agent creates a short position in the securities in connection with the offering (that is, if it sells a larger number of the securities than is indicated on the cover page of this pricing supplement), the agent may reduce that short position by purchasing securities in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor the agent make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the agent make any representation that the agent will in fact engage in transactions described herein, or that those transactions, once begun, will not be discontinued without notice.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.